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                                                                    EXHIBIT 10.6


                              MANAGEMENT AGREEMENT

         This Agreement is entered into this ____ day of ____________, 1997, by and between QUORUM HEALTH RESOURCES, INC., a Delaware corporation ("Quorum"), and ____________ (the "Hospital"), located in ____________,
________________.


1.       TERM.

         The initial term of this Agreement shall be ____ years ("Initial Term") commencing _______, 199_, and terminating on __________, 199_. The Initial Term shall automatically be extended by successive renewal periods of _____ years each ("Renewal Term") unless either the Hospital or Quorum gives the other party notice of termination no less than 90 days prior to the expiration of the then current Term. The Initial Term and any Renewal Terms are herein together referred to as the "Term" of this Agreement.

2.       RETENTION OF AUTHORITY BY HOSPITAL; REPRESENTATIONS AND WARRANTIES.

         (a) CONTROL RETAINED BY HOSPITAL. Throughout the Term of this Agreement, the Hospital, through its Board of Directors (the "Board"), shall retain all authority and shall exercise control over the business, policies, operation, and assets of the Hospital, in accordance with the Hospital's Charter and Bylaws. Quorum shall perform the services described in this Agreement in accordance with such of the policies and directives of the Hospital as may be from time to time provided to it. Quorum shall not be held responsible for any such policies or directives of which it has not been advised. By entering into this Agreement, the Hospital does not delegate to Quorum any of the powers, duties, and responsibilities vested in the Board by law or by the Hospital's Charter or Bylaws.

         (b) QUORUM RELIANCE ON BOARD POLICIES. The Board shall communicate all policies and directives to Quorum and Quorum shall rely on and assume the validity of communications from, and shall report to, the Board, the Chairman of the Board, or a designee of the Board. All matters requiring professional medical judgments shall remain the responsibility of the Hospital's Board, Medical Staff and allied health professionals. Quorum shall have no responsibility for such judgments.

         The relationship between Quorum and the Hospital created by this Agreement is one of principal and agent. The Hospital and Quorum are not partners, joint venturers, or independent contractors, and it is agreed that Quorum is acting solely as the agent of the Hospital in performing services to be provided by Quorum hereunder.

         (c) REPRESENTATIONS OF THE HOSPITAL. Except as disclosed in writing to Quorum prior to the date hereof, the Hospital represents the following to be true:
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                  (i) This Agreement has been duly authorized, executed, and delivered by the Board as the governing body of the Hospital and represents the legal, valid, and binding agreement of the Hospital and is enforceable against the Hospital in accordance with its terms.

                  (ii) The execution, delivery, and performance of this Agreement by Hospital and consummation by it of the transactions contemplated hereby do not: (A) require the consent, waiver, approval, license, or authorization of any person or public authority which has not heretofore been obtained; (B) violate any provision of law applicable to Hospital; (C) conflict with or result in a default under, or create, any lien upon any of the property or assets of Hospital pursuant to any agreement or instrument; or (D) violate any judicial or administrative decree, regulation, or any other restriction of any kind or character to which Hospital or Board is a party or by which Hospital or any of its assets may be bound.

                  (iii) At the time of executing this Agreement, there are no actions, suits, or proceedings pending or threatened against Hospital, at law or in equity, or before or by any federal, state, municipal, or other governmental department, commission, board, bureau, agency or instrumentality, that would, if decided adversely, have a materially adverse effect on Hospital or its business.

                  (iv) At the time of executing this Agreement, the assets and properties, including medical equipment ("Medical Equipment"), owned, operated, or leased by Hospital and used by Hospital in the provision of medical and related services are in a normal state of repair and operating condition, reasonable wear and tear excepted, and suitable for the uses for which they are intended. Hospital is in compliance in all material respects with all requirements of federal and state laws and regulations regarding asbestos and other toxic or hazardous materials.

                  (v) At the time of executing this Agreement, Hospital has properly prepared and filed all reports required to be filed by Hospital relative to all regulated activities. Such reports and the information and data therein contained have been properly and accurately compiled and completed in accordance with the requirements of the regulatory authority with which they were filed and present fairly and accurately the information purported to be shown thereby.

                  (vi) Hospital has made available to Quorum such of Hospital's business records as Quorum has requested including all relevant inspection and accreditation reports, patient or medical staff complaints or incident reports, insurance and governmental inspection reports, and all files relative to current, pending, or threatened litigation.

                  (vii) At the time of executing this Agreement, to the best of the Hospital's knowledge after due inquiry, there is not currently pending any license revocation proceeding or investigation nor any pending or threatened medical malpractice claims relative to the Hospital, any employed nurse, any medical staff member, or any member of the allied health professional staff.

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                  (viii) Hospital is in compliance with all requirements of
state and federal wage and hour laws and other labor laws and has paid, in a timely manner, all required federal and state withholding taxes for its employees. Hospital has complied with all legal requirements relating to employee retirement plans and other employee benefit programs offered by the Hospital.

3.       DUTIES OF QUORUM.

         Subject to the limitations set forth in Section 3(i) hereof and the Board's continuing control and direction, Quorum agrees to perform the administrative services described herein including responsibility for management of the day-to-day business affairs of the Hospital. Nothing in this Agreement is intended to alter, weaken, displace, or modify the responsibility of the Board for the Hospital's direction and control as set forth in Hospital's Charter and Bylaws. Quorum shall use all reasonable efforts to implement the Board's policies and directives with the goal of causing the Hospital to provide quality health care consistent with the policies and directives dictated by the Board, the financial resources available to the Hospital, the competitive marketplace in which the Hospital is located, and Medicare reimbursement and other laws. Quorum shall follow the policies and directives of the Board or any committee thereof in discharging its duties hereunder.

         Further, Quorum may rely on the recommendations of the Hospital's Medical Staff (and its designated committees and departmental chairmen (collectively "Medical Staff") relative to the quality of professional services provided by individuals with clinical privileges, and on the Board and the Medical Staff, or any jointly appointed or Board appointed committee or representative as to the adequacy and proper state of repair of all Medical Equipment and the professional competency, training, and requisite supervision of nurses, medical technicians, and other Medical Staff. Quorum shall have the following duties which shall be implemented as soon as reasonably possible, in accordance with priorities determined by Quorum and the Board.

         (a) PERSONNEL. Quorum shall provide the Hospital with the services of the Key Personnel specified in Section 4, "Key Personnel," and such Key Personnel shall be employees of Quorum. All other Hospital personnel shall be employees or independent contractors of the Hospital and shall be subject to the Hospital's personnel policies. Quorum, as agent for the Hospital, shall enforce and administer the personnel policies established by the Hospital in hiring, managing, and discharging Hospital employees; provided, however, that matters with respect to professional competency shall be determined with the assistance of the appropriate Hospital or Medical Staff committee. Furthermore, Quorum shall assist the Hospital and its personnel director (or, if a designated personnel director does not exist, the Hospital employee discharging substantially similar duties) in determining the number and qualifications of employees required for the efficient operation of the Hospital and in establishing and revising wage scales, employee benefit packages, in-service training programs, staffing schedules, and job

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descriptions, all in order to accomplish the goals and objectives of the
Hospital and in accordance with policies and procedures established by the Board. Quorum shall provide the Board and the appropriate Medical Staff or Hospital committee with a regular flow of information on these subjects, so as to assist the Board in establishing personnel-related policies and resolving related issues.

         (b) BUDGETS. Prior to the end of each fiscal year of the Hospital during the Term of this Agreement, in accordance with Board policies and procedures, Quorum shall submit to the Hospital for approval, disapproval, or modification by the Hospital an annual operating budget, annual capital expenditures budget (if appropriate), and annual cash flow projections, all designed to meet the goals and objectives of the Board. In addition, Quorum will supply any appropriate revisions to the foregoing to reflect material changes during the fiscal year. If applicable, Quorum shall also compile, subject to the review of the Board, any information the Hospital may be required to provide for the purpose of rate review. Once the Board approves said operating budget, Quorum shall be entitled to proceed with expenditures contemplated thereby without further Board approval; provided, however, that the Board may modify said budget from time to time by written resolution, which modification shall then become the new authorization for expenditures.


         (c) ACCOUNTING. Quorum shall supervise the Hospital's accounting system and shall supervise the preparation of monthly and annual balance sheets and statements of income and loss. Annual statements shall be due following the close of each fiscal year during the Term of this Agreement. Any fees charged by the Hospital's independent auditors shall be the responsibility of the Hospital.

         (d) CHARGES. Quorum shall supervise the issuance of bills and the collection of accounts, in accordance with charge schedules and collection policies established by the Board. Quorum shall be entitled to obtain on behalf of the Hospital the assistance of one or more collection agencies, as approved by the Board. Quorum shall carry out Board policy and exercise reasonable care in managing the accounts and available cash of the Hospital by maintaining accounts and/or certificates of deposit with a financial institution or institutions authorized by the Hospital and by informing the Hospital of the availability of any excess cash. The permitted investment of any excess cash shall be made by Quorum only upon the written direction of the Board.

         (e) PAYMENTS. Quorum shall exercise reasonable care in applying the Hospital's funds to the timely payment of Hospital's liabilities and other obligations. It is specifically agreed and understood, however, that Quorum's obligations under this paragraph are subject to availability of funds to make such payments. Nothing contained herein shall obligate Quorum to make any such payments from its own funds or resources or to advance any monies whatsoever to the Hospital. Quorum may utilize Hospital personnel to carry out the functions described in

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this paragraph. Quorum shall not be liable either primarily or as guarantor for debts of the Hospital.

         (F) EXPENDITURES. Quorum may reasonably rely on recommendations given to Quorum by the Board or its designee as to the ordering of Medical Equipment and Supplies used in the diagnosis and treatment of patients. Under purchasing policies established by the Board, Quorum shall have the authority to commit the Hospital's funds for the purchase or lease of supplies, goods, and services reasonably necessary to the operation of the Hospital and to cause the Hospital to negotiate, enter into, administer, and terminate contracts therefor.

         (G) GROUP PURCHASING PROGRAMS.

                  (i) ACCESS. Quorum will offer the Hospital access to the volume purchasing programs in which Quorum participates or arranges for (the "Purchasing Programs"), subject to the requirements of the Purchasing Programs. Under the Purchasing Programs, participating hospitals have access to discounted prices on goods and services. The Hospital may choose to participate in a Purchasing Program or not, but if the Hospital chooses to participate in a Purchasing Program, the Hospital may be required to execute a written letter of understanding with the Purchasing Program under which the Hospital agrees to the requirements of the Purchasing Program.

                  (ii) ADMINISTRATIVE FEES. The Hospital acknowledges that Quorum may receive administrative fees from vendors in connection with certain products that are purchased, licensed or leased by Hospital under the Purchasing Programs, including, without limitation, administrative fees for providing marketing, distribution and promotion services to the Hospital. Quorum shall disclose to the Hospital in writing, on an annual basis, and to the Secretary of Health and Human Services upon his or her request, the administrative fees Quorum receives as a result of Hospital's purchases.

                  (iii) LIMITATION OF WARRANTIES. QUORUM MAKES NO AND HEREBY DISCLAIMS ANY WARRANTIES WHATSOEVER, AND EXPRESSLY DISCLAIMS ALL IMPLIED WARRANTIES INCLUDING WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH REGARD TO ANY GOODS OR SERVICES PURCHASED OR USED BY THE HOSPITAL UNDER THE PURCHASING PROGRAMS.

         (h) MANAGEMENT PLAN AND REPORT. Quorum shall submit to the Board for its review and approval an annual management plan (the "Management Plan") designed to implement the goals and objectives of the Hospital which will set forth the efforts, methods, and resources to be used by Quorum and the timetable to be observed to achieve such goals and objectives. Upon acceptance of any Management Plan, the Board hereby agrees to use its best efforts, and to cause the Medical Staff to use their best efforts, to take or cooperate with the actions recommended (to the extent such actions are within the control of the Hospital, the

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Board, or the Medical Staff and not wholly within the control of Quorum).


         The initial Management Plan shall be due no later than 90 days following the date the permanent chief executive officer commences work on site at the Hospital, and subsequent plans shall be due no later than the last day of each fiscal year of the Hospital. Furthermore, Quorum shall deliver to the Hospital a written annual report on the completion of the goals and objectives set forth in the Management Plan approved by the Board.

         (i) LIMITATIONS ON QUORUM'S DUTIES. Quorum shall not have the authority to:

             (i) enter into or terminate contracts with physicians on behalf of the Hospital, except as the Board may specifically authorize from time to time, but Quorum shall have the authority on behalf of the Hospital to negotiate and administer such contracts.

             (ii) enter into or terminate contracts with outside consultants on behalf of the Hospital, except as the Board may specifically authorize from time to time, but Quorum shall have the authority on behalf of the Hospital to negotiate and administer such contracts.

             (iii) purchase capital assets without the prior approval of the Board unless such approval is deemed granted as part of an approved annual budget or within Board policies and procedures.

             (iv) enter into any leases of capital assets which, if purchased, would be described in iii. above without the prior approval of the Board unless such approval is deemed granted as part of an approved annual budget.

             (v) enter into any leases which extend beyond the then current initial or renewal term of this Agreement without the prior approval of the Board unless such approval is deemed granted as part of an approved annual budget.

             (vi) negotiate or enter into collective bargaining agreements covering or purporting to cover employees of the Hospital.

         Absent a specific agreement to the contrary, Quorum's services shall not include such items as legal services, audit services, cost report preparation, data processing fees, architectural, engineering, MSO, or facility planning services, feasibility studies, certificate of need applications related to major capital projects, and similar items; nor shall Quorum perform the functions of a certified public accounting firm. In addition, the services included in the management fee do not include those specialized programs developed and made available by Quorum on a hospital by hospital basis pursuant to the terms of a separate agreement.



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4.       KEY PERSONNEL.

         (a) OBLIGATION TO PROVIDE. Quorum shall provide the Hospital with the services of a hospital administrator and a controller, each of whom shall be acceptable to the Hospital on a continuing basis. In addition, Quorum may, with the Board's permission, provide the service of other hospital management personnel (for example, the chief operating officer). All persons employed by Quorum whose services are furnished to the Hospital under this section are referred to as "Key Personnel." All Key Personnel shall be employees of Quorum throughout the Term of this Agreement. Quorum shall determine the amount and nature of and shall pay compensation (as hereinafter described) to the Key Personnel for all services rendered by them in connection with this Agreement. Nevertheless, the selection of Key Personnel and their replacements shall be subject to the Board's approval, which shall not be unreasonably withheld.

         (b) COVENANT NOT TO HIRE. The Hospital will not, and will not permit any of its Affiliates to, employ or offer to employ any Key Personnel until one year following the termination or expiration of the Term of this Agreement unless (i) such Key Personnel were employees of the Hospital immediately prior to their becoming Key Personnel or (ii) Quorum gives its written consent thereto. Likewise, Quorum will not, and will not permit any of its Affiliates to, employ or offer to employ any Hospital personnel until one year following the termination or expiration of the Term of this Agreement unless the Hospital gives its written consent thereto. The parties recognize and agree that monetary damages are not an adequate remedy for a breach by a party of this covenant not to hire employees of the other party. The parties agree that irreparable damage will result to a party and its business from a breach of this covenant by the other party and that in the event of a breach or a threatened breach of this covenant, in addition to monetary damages, the injured party shall be entitled to an injunction enjoining the other party from violating this covenant.

         (c) REIMBURSEMENT OF COMPENSATION. In addition to Quorum's management fee hereunder, the Hospital shall, upon receipt of invoice, reimburse Quorum for the costs and expenses associated with Quorum's provision of the Key Personnel, including their salaries, taxes, fringe benefits, and business expenses. The amount of salary reimbursable hereunder shall be subject to the Board's approval, which shall not be withheld if the salary is within the range for similar hospitals covered by the Quorum compensation program. The term "fringe benefits" as used herein shall include all fringe benefits which are or may become standard for administrative or managerial personnel of Quorum (such as health insurance, disability insurance, life insurance, retirement plans and, with respect to the administrator, automobile and automobile expenses). The Hospital shall also reimburse Quorum for relocation expenses, severance expenses, and interim living expenses related to the Key Personnel.

         It is specifically understood and agreed that reimbursable compensation for Key Personnel shall be considered a payroll obligation

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of the Hospital for purposes of setting priorities for payments of Hospital obligations as described in Paragraph 3(e) hereof.

         Except as specifically provided elsewhere in this Agreement, or as otherwise agreed to by the Board, Quorum shall bear the expense relating to the salaries, compensation, travel, lodging and out-of-pocket expenses of its corporate staff necessary to carry out the terms and provisions of this Agreement, and Quorum's sole compensation shall be the management fees and reimbursable expenses described in this Agreement.

5.       MANAGEMENT FEE.

         (a) AMOUNT. The Hospital shall pay Quorum a management fee of $___________ for the first year of this Agreement. The annual management fee thereafter shall be calculated as set forth in subsection (b) below.

         (b) ADJUSTMENT. The management fee set forth in subsection (a) above shall be adjusted annually as set forth herein to reflect changes in the Medical Care Component of the Consumer Price Index for Urban Wage Earners and Clerical Workers, U.S. All City Average Report, published by the United States Department of Labor (hereinafter referred to as the "CPI"). If such an index shall no longer be published on an anniversary date, the substitute index (or comparable if no substitute) shall be utilized. On each yearly contract anniversary date, the management fee shall be increased or decreased by a percentage equal to the percentage increase or decrease in the CPI over the twelve (12) months up to and including the previous month of ___________.

         (c) WHEN DUE. The management fee in each year of the Term shall be paid in equal monthly installments in advance, payable on the first day of each month. The first and last monthly payment shall be prorated in accordance with the number of days during those months. The Hospital agrees to pay Quorum interest, at the rate of twelve percent (12%) per annum, on all management fees and reimbursable expenses not paid when due, said interest to accrue from the date originally due until payment is made. The Hospital agrees to be responsible for payment of all legal fees and collection fees incurred by Quorum for collection of all past due management fees and reimbursable expenses.

6.       DUTY TO COOPERATE.

         The parties acknowledge that the parties' mutual cooperation is critical to the ability of Quorum to perform its duties hereunder successfully and efficiently. Accordingly, each party agrees to cooperate with the other fully in formulating and implementing goals and objectives which are in the Hospital's best interest.

7.       OWNERSHIP OF INFORMATION; CONFIDENTIALITY.

         (a) QUORUM SYSTEMS - OWNERSHIP. Quorum retains all ownership and other rights in all systems, manuals, computer software, materials, and other information, in whatever form, provided by or developed by Quorum in the performance of its obligations hereunder (hereinafter

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collectively referred to as "Systems"); and nothing contained in this Agreement shall be construed as a license or transfer of such Systems or any portion thereof, either during the Term of this Agreement or thereafter. Upon the termination or expiration of this Agreement, Quorum shall have the right to retain all such Systems, and the Hospital shall upon request deliver to Quorum all such Systems in its possession. Notwithstanding the foregoing, any Systems specifically tailored or designed for Hospital may be retained by the Hospital upon the termination or expiration of this Agreement.

         (b) QUORUM SYSTEMS-CONFIDENTIALITY. The Hospital acknowledges that Quorum has invested a significant amount of its resources in developing and maintaining the Systems and that the value to Quorum of these Systems may be diminished or destroyed if the Hospital discloses information concerning the Systems or any portion thereof to a third party. Accordingly, the Hospital shall maintain the confidentiality of the Systems. The Hospital shall not duplicate or permit the duplication of any portion of the Systems and shall not permit access to the Systems by the Hospital's personnel or any third party other than on a strict "need-to-know" basis and in the ordinary course of business. The Hospital shall take at least those steps that it would take to protect its own confidential information. The Hospital shall not loan, lease, or otherwise permit the use of any of the Systems by any other person or entity, regardless of its relationship to the Hospital. The Hospital shall notify Quorum of any suspected or actual breach of these confidentiality requirements. The provisions of this section shall survive any termination or expiration of this Agreement.

         (c) QUORUM PURCHASING PROGRAMS. The Hospital will not disclose the terms or prices of any agreement under the Quorum Purchasing Program to any third party unless specifically authorized to do so by Quorum.

         (d) HOSPITAL INFORMATION. During the Term of this Agreement the Hospital shall give Quorum full access to the Hospital, its facilities, and its records. Quorum shall maintain the confidentiality of patient records, Hospital charges, wages, marketing strategies, and other confidential information regarding the Hospital, except to the extent that disclosure is required by law.

8.       LICENSING; ACCREDITATION.

         The Hospital shall take all steps reasonably necessary to keep the Hospital fully licensed and, if eligible, duly accredited by the Joint Commission for Accreditation of Healthcare Organizations, and Quorum shall cooperate in said endeavors. The Hospital shall do nothing willful to jeopardize Medicare, Medicaid, or other third-party reimbursement arrangements. Both the Hospital and Quorum shall abide by all relevant laws, ordinances, rules, and regulations of state, local, or federal governments.

9.       INSURANCE.


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         (a) HOSPITAL. The Hospital has and shall maintain throughout the Term of this Agreement the following minimum insurance coverage:

  Worker's Compensation                       Statutory amount

  Employer's Liability                                 $  100,000

  Comprehensive General                                $1,000,000 per occurrence
           Liability                          $3,000,000 aggregate

  Hospital Professional                                $1,000,000 per occurrence
           Liability                          $3,000,000 aggregate

  Automobile Liability                                 $1,000,000

  Directors' and Officers'
           Liability                          $1,000,000

  Fidelity Bond                               $  500,000

  Property Insurance                                   Insurable Value

Property damage insurance shall insure against loss or direct physical damage to Hospital buildings, furnishings, equipment, machinery, and boiler under standard all-risk coverage (including but not limited to fire, smoke, lightning, windstorm, explosion, aircraft or vehicle damage, riot, civil commotion, vandalism, and malicious mischief) and shall also include damage due to flood and earthquake unless waived by Quorum.

         Quorum, its parent company, and their agents, servants, employees, officers, and directors shall be named as additional insureds, with respect to this Agreement, under the comprehensive general and hospital professional liability policies. Their rights to invoke the protection of such policies shall be severable from and independent of the Hospital's rights, and these policies shall not be terminable or non-renewable except upon thirty (30) days prior written notice to Quorum. No later than thirty (30) days following the execution of this Agreement and thirty (30) days following the end of each policy year, the Hospital shall give to Quorum a copy of the endorsements naming Quorum and its parent company as additional insureds. Such insurance policies shall also contain endorsements which reflect the primary liability of the Hospital's insurance carrier for all covered losses provided for in this Section 9, notwithstanding any insurance which may be maintained by Quorum or any Affiliate thereof covering such loss. The Hospital hereby waives any right of contribution with respect to a loss covered under such policies (or their deductibles) against Quorum or any of Quorum's insurance carriers.

         (b) QUORUM. Quorum has and shall maintain throughout the Term of this Agreement Fidelity Insurance in an amount no less than $500,000 insuring against dishonesty and other wrongdoing by its employees, officers and directors.


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10.      ACCESS TO BOOKS AND RECORDS.

         Upon the written request of the Secretary of Health and Human Services, the Comptroller General, or any of their duly authorized representatives, Quorum will make available those contracts, books, documents, and records necessary to certify the nature and extent of the costs of providing services under this Agreement. Such inspection shall be available up to 4 years after the rendering of such services. If Quorum carries out any of the duties of this Agreement through a subcontract with a value of $10,000 or more over a 12-month period with a related individual or organization, Quorum agrees to include this requirement in any such subcontract. This section is included pursuant to and is governed by the requirements of Public Law 96-499, Sec. 952, and the regulations promulgated thereunder.

11.      CONFLICT OF INTEREST.

         Any member of the Hospital's Board or Medical Staff having any direct or indirect financial interest or investment in the Hospital, any department thereof, or any contractor providing goods or services to the Hospital shall disclose such relationship in writing to Quorum in order to enable Quorum to discharge its duties under this Agreement effectively and efficiently.

12.      BREACH.

         In the event of a breach of any obligation or covenant under this Agreement, other than the obligation to pay money, the nonbreaching party may give the breaching party written notice of the specifics of the breach, and the breaching party shall have 60 days (the "Cure Period") in which to cure the breach. Only if the breach is not cured within said Cure Period shall the nonbreaching party be entitled to pursue any remedies it may have by reason of the breach. A waiver of any breach of this Agreement shall not constitute a waiver of any future breaches of this Agreement, whether of a similar or dissimilar nature.

13.      TERMINATION OF AGREEMENT.

         This Agreement may be terminated prior to the expiration of the Term only as follows, and any such termination shall not affect any rights or obligations arising prior to the effective date of termination:

         (A) BREACH. In the event of a material breach of this Agreement which is not cured within the Cure Period set forth in Section 12, "Breach," or in the event of a breach as to which no Cure Period is provided by this Agreement, the nonbreaching party may terminate this Agreement upon no less than 30 days' notice; provided that notice of termination must be given no later than 30 days after the expiration of the Cure Period if one is applicable. This remedy shall be in addition to any other remedy available at law or in equity. Failure to terminate this Agreement shall not waive any breach of this Agreement.


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         (b) CASUALTY. In the event that the physical plant housing the Hospital is destroyed or is so damaged that it is reasonably anticipated that the Hospital will not within 90 days commence repair or reconstruction with a view toward resuming full operation, then either party may terminate this Agreement upon no less than 30 days notice, provided that such notice is given within 30 days following the destruction or damage.

         (c) INSOLVENCY. Quorum may terminate this Agreement upon 30 days notice in the event the Hospital becomes insolvent or fails to pay, or admits in writing its inability to pay, its debts as they mature; or a trustee, receiver or other custodian is appointed for the Hospital for all or a substantial part of the Hospital's property and is not discharged within 30 days; or any bankruptcy reorganization, debt, arrangement, or other proceeding under any bankruptcy or insolvency law or any dissolution or liquidation proceeding is instituted by or against the Hospital and if instituted against the Hospital is consented to or acquiesced in by the Hospital or remains for 60 days undismissed; or any warrant or attachment is issued against any substantial portion of the property of the Hospital which is not released within 30 days of service.


         (d) REORGANIZATION. In the event that the Hospital undergoes a reorganization which materially alters Quorum's duties or is reasonably anticipated to have a material effect on Quorum's ability to perform satisfactorily its duties hereunder, then Quorum may terminate this Agreement upon no less than 30 days notice given no later than 60 days following the effective date of the reorganization.

         (e) REPRESENTATIONS. Quorum may terminate this Agreement upon 30 days written notice in the event any representation made by the Hospital or the Board herein is found to be untrue in any respect which would have a material adverse effect upon the financial condition or business operations of the Hospital, or would have a material adverse effect upon the ability of the Hospital or Quorum to perform under this Agreement.


         (f) LITIGATION. Quorum may terminate this Agreement upon 30 days written notice in the event there is entered against the Hospital one or more judgments or decrees which would have a material adverse effect upon the financial condition or business operations of the Hospital or the Hospital's ability to perform under this Agreement.

         (g) LICENSES. Quorum may terminate this Agreement upon 30 days written notice in the event any material license or certification required by Hospital to operate cannot be obtained or is suspended, terminated, or revoked.

14.      EFFECTS OF TERMINATION.

         In the event of the termination of this Agreement Quorum shall immediately be paid all management fees theretofore earned and reimbursed for all expenses incurred for which reimbursement is required under this Agreement and otherwise. This remedy shall be in addition to any other

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remedy available at law or in equity. The termination of this Agreement for any reason shall be without prejudice to any payments or obligations which may have accrued or become due hereunder prior to the date of termination or which may become due after such termination. If either party commences legal action alleging any violation of this Agreement, the non-prevailing party shall pay all costs and reasonable attorneys' fees incurred by the prevailing party in connection with such action.

15. INDEMNIFICATION AND HOLD HARMLESS. The provisions of this Section 15 shall survive the termination or expiration of this Agreement.

         (a) INDEMNIFICATION BY HOSPITAL. Hospital agrees to indemnify and hold harmless Quorum, its Affiliates, and each of their shareholders, directors, officers, employees, and agents ("Quorum Indemnified Party") from and against any and all losses, claims, damages, liabilities, costs, and expenses (including reasonable attorneys' fees and expenses related to the defense of any claims), joint or several, which may be asserted against any of the Quorum Indemnified Parties or for which they may now or hereafter become subject arising in connection with the activity of the Hospital ("Quorum Claim"), including but not limited to: (i) alleged or actual failure by the Board to perform any of its duties hereunder, (ii) any pending or threatened medical malpractice or other tort claims asserted against Quorum; (iii) any action against Quorum brought by any of the Hospital's current or former employees or Medical Staff members; (iv) any act or omission by any Hospital employee, Medical Staff member, or other personnel; and (v) any violation of any requirement applicable to Hospital under any federal, state, or local environmental, hazardous waste or similar law or regulation; provided that such claims have not been caused by the gross negligence or willful or wanton misconduct of the Quorum Indemnified Party seeking indemnification pursuant to this Agreement.

         (b) INDEMNIFICATION BY QUORUM. Quorum agrees to indemnify and hold harmless the Hospital and its shareholders, directors, officers or trustees ("Hospital Indemnified Party") from and against all losses, claims, damages, liabilities, costs and expenses (including reasonable attorneys fees and expenses related to the defense of any claims), joint or several, which may be asserted against any Hospital Indemnified Party ("Hospital Claim"), as a result of (1) any personnel or other action brought against any Hospital Indemnified Party by any Key Person relating to any acts performed by such Key Person within the scope of his or her employment by Quorum; or (2) the sole negligence of Quorum outside the scope of its employment under this Agreement; provided that such Hospital Claims have not been caused by the gross negligence or willful or wanton misconduct of the Hospital Indemnified Party seeking indemnification pursuant to this Agreement.

         (c) NOTICE AND DEFENSE OF CLAIMS. The Hospital and Quorum agree to notify each other promptly of commencement of or indication that any Claim may be asserted against any Indemnified Party or of any litigation or proceedings which could give rise to a Claim by any Indemnified Party. The Indemnitor shall be entitled to participate in the defense of any such action at Indemnitor's own expense, but such defense shall be

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conducted by counsel of recognized standing and satisfactory to the Indemnified
Party. Unless the Indemnitor timely assumes the defense thereof, the Indemnified Party may through its own or independent counsel defend such Claim(s). Each Indemnitor agrees that no settlement of any Claim involving its Indemnified Party will be made without the consent of such Indemnified Party. Likewise, each Indemnified Party agrees that it will not settle any Claim without the consent of its Indemnitor. The Indemnitor will furnish to the Indemnified Party copies of all pleadings in any action hereunder, permit the Indemnified Party to be an observer therein, and apprise the Indemnified Party of all developments therein, all at the Indemnitor's expense.

         (d) PAYMENT OF CLAIMS. Each Indemnitor covenants that, immediately upon demand, it will pay its Indemnified Parties any and all sums of money which any or all of such Indemnified Parties shall pay or become liable to pay by reason of the Claim(s), including any and all costs incurred in connection with the investigation or defense of any Claim (whether successful or unsuccessful) including attorneys fees and costs incurred by reason of any litigation (including any appeals or the cost of other action taken in connection with judgments or orders rendered in any such litigation). In the event judgment is rendered against any Indemnified Party in any such litigation or in the event a settlement is made , its Indemnitor shall pay the full amount of such judgment or settlement sum together with any interest, attorneys fees and other costs due or payable by the Indemnified Party in connection therewith to the party in whose favor the judgment is rendered within thirty (30) days of the date of the final adjudication ("Final Adjudication") or, as to an Indemnified Party with whom a settlement is made, on or before the date for payment under the settlement agreement. "Final Adjudication" as used herein shall mean the decision of the trial court, but in the event of appeal then it shall mean the decision of the Appellate Court after petition for re-hearing has been denied or the time for filing such petition (or for the filing of further appeal) has expired (provided that as to an appeal the Indemnitor hereby agrees at its sole cost and expense to post the requisite bond to stay enforcement of the judgment).

         (e) NON-PAYMENT OF CLAIMS. In the event an Indemnitor fails to pay, timely and fully, any amounts due relative to any Claims, its Indemnified Party may pay such Claim to a third party. In such event, such Indemnified Party may recover from its Indemnitor in addition to the amount so paid, interest on the amount claimed at the higher of 12% per annum or such maximum amount of interest as is permitted by law and also recover the costs of such Indemnified Party's reasonable attorneys fees in connection with the enforcement of this Agreement.

16.      NOTICES.

         All notices permitted or required by this Agreement shall be deemed given when in writing and delivered personally or deposited in the United States mail, postage prepaid, return receipt requested, addressed to the other party at the address set forth below or such other address as the party may designate in writing:


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
         TO QUORUM:                 Quorum Health Resources, Inc.
                                    105 Continental Place
                                    Brentwood, Tennessee 37027
                                         Attn.:  President

         TO THE HOSPITAL:


                                     Attn.:


17.      AFFILIATES.

         As used in this Agreement the term "Affiliate" means any corporation owning 50% or more of the voting stock of Quorum or the Hospital, any subsidiary corporation of which Quorum or the Hospital owns 50% or more of the voting stock, and any subsidiary of a parent corporation (owning 50% or more of the voting stock of Quorum or the Hospital) of which the parent corporation owns 50% or more of the voting stock.

18.      BINDING EFFECT.

         This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their heirs, executors, administrators, assigns, subtenants, successors in interest, and successors in ownership, operation, or control of the Hospital.

19.      LIMITATION OF LIABILITY.

         Quorum's liability, if any, for loss or damages arising out of any breach by Quorum of the provisions hereof shall in no event exceed the aggregate management fees paid Quorum by Hospital hereunder.

20.      WAIVER OF TRIAL BY JURY.

         Each party hereto hereby irrevocably waives any and all rights it may have to demand that any action, proceeding or counterclaim arising out of or in any way related to this Agreement or the relationships of the parties hereto be tried by jury. This waiver extends to any and all rights to demand a trial by jury arising form any source including, but not limited to, the Constitution of the United States or any state therein, common law or any applicable statute or regulations. Each party hereto acknowledges that it is knowingly and voluntarily waiving its right to demand trial by jury.

21.      CONFIDENTIALITY OF AGREEMENT.

         Quorum and the Hospital agree that the terms and conditions of this Agreement shall remain confidential. Neither Quorum nor the Hospital shall distribute this Agreement, or any part thereof, to any third party unless required by law to do so.

22.      MISCELLANEOUS.

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         (a) HEADINGS. Section headings are for convenience of reference only and shall not be used to construe the meaning of any provision of this Agreement.

         (b) COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original, and all of which shall together constitute one agreement.

         (c) SEVERANCE. Should any part of this Agreement be invalid or unenforceable, such invalidity or unenforceability shall not affect the validity and enforceability of the remaining portions.

         (d) AUTHORITY. Each individual signing this Agreement warrants that such execution has been duly authorized by the party for which he or she is signing. The execution and performance of this Agreement by each party has been duly authorized by all applicable laws and regulations and all necessary corporate action, and this Agreement constitutes the valid and enforceable obligation of each party in accordance with its terms.

         (e) LAW. This Agreement shall be construed in accordance with the laws of the State of _____________.

         (f) AMENDMENT. This Agreement may not be modified except in a written document executed by the party to be charged.

         (g) ENTIRE AGREEMENT. This Agreement constitutes the entire agreement of the parties hereto and supersedes all prior agreements and representations with respect to the subject matter hereof.

ATTEST:
                                             HOSPITAL

By:_________________________                 By:_________________________
Title: _____________________                 Name:_______________________
                                             Chairman, Board of Directors




                                             QUORUM HEALTH RESOURCES, INC.

By:_________________________                 By:_________________________
Assistant Secretary                          Name:_______________________
                                             Vice President - Marketing


By:_________________________                 By:_________________________
Assistant Secretary                          Sheldon L. Krizelman
                                             Executive Vice President -
                                             Marketing







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